Network Communications, Inc. Reports Fiscal Year 2007
Fourth Quarter Results

	Fourth Quarter

Revenue	$57.6	million

Operating Profit	$3.5	million

Net Loss	$(2.6	)million

EBITDA[1]	$11.0	million

LAWRENCEVILLE, GA, June 6, 2007 — Network Communications, Inc. (“NCI”) today reported financial results for the quarter ended March 25, 2007. The Company reported revenues of $57.6 million, up 11.4% from the same period in fiscal year 2006. Operating profit was $3.5 million, an increase of 756% compared to the $0.4 million from the same period last year. For the quarter, net loss was $(2.6) million compared to $(5.2) million in the same period last year. EBITDA for the fourth quarter increased by $1.2 million or 12.3% from $9.8 million in fiscal year 2006 to $11.0 million in fiscal year 2007.
“We posted solid financial results in the fourth quarter in the face of a significant slowdown in the real estate market. We experienced a slowdown in our resale and new sales publication area, however we saw an acceleration of growth in the rental and leasing areas with our Apartment Finder brand” said Dan McCarthy, Chairman and Chief Executive Officer for Network Communications. “We continued to execute on our operational initiatives including bolstering our online offerings. We also continued to expand our business by opening seven new markets and acquiring an apartment publication.”
FINANCIAL HIGHLIGHTS
Fiscal Year 2007 Fourth Quarter
Revenue: Fourth quarter revenue was $57.6 million, an increase of 11.4% from revenue of $51.7 million in the same period of fiscal year 2006. Revenue from our resale and new sales product area was $33.5 million, flat compared to $33.5 million in the same period of fiscal 2006. Rental and leasing product area revenue increased by $3.8 million or 28.0% compared to fiscal year 2006. Apartment Finder (“AF”) posted revenue growth of $4.1 million or 36.1% due to strong growth in ad pages in our existing markets, and the contribution of seven apartment publications acquired in fiscal year 2007. This growth was partially offset by a year-over-year revenue decline for Black’s Guide of $0.4 million. The remodeling and home improvement product area posted revenue of $6.6 million, an increase of $2.1 million, or 47.5%, compared to the prior year period. The revenue growth was the result of growth in our core publications as well the launch of a home improvement title in Washington DC and the acquisition of titles in Dallas and New Hampshire completed in fiscal year 2007. Fourth quarter revenue, excluding our fiscal 2007 acquisitions, was $53.8 million, an increase of 4.1% compared to fiscal 2006.
Operating Profit: Fourth quarter 2007 operating profit was $3.5 million, an increase of 756% compared to an operating profit of $0.4 million in the same period of fiscal 2006. The increase resulted from revenue growth and a decline in depreciation expense partially offset by increases in labor, production and distribution expenses related to growth in our existing markets as well as the acquisitions completed during fiscal 2007.

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Network Communications, Inc. Reports fiscal year 2007 Fourth Quarter Results—page 2
Depreciation and amortization expense for the fourth quarter of fiscal 2007 was $7.5 million, a decrease of $1.9 million compared to $9.4 million in the same period of fiscal 2006. The decrease resulted from software assets becoming fully depreciated during fiscal 2007.
Net Loss: Fourth quarter net loss was $(2.6) million compared to $(5.2) million in the same period of fiscal year 2006. This year-over-year improvement reflects higher revenue and an increase in operating profit.
Discontinued Operations: The Company entered into an asset purchase agreement during the second quarter to sell its Corporate Choices magazine. The decision to discontinue Corporate Choices is consistent with the Company’s strategy of focusing on brands for which it can build meaningful scale and grow revenue.
EBITDA1: EBITDA for the fourth quarter was $11.0 million, an increase of $1.2 million, or 12.3%, from the $9.8 million a year ago. Fourth quarter EBITDA, excluding our fiscal 2007 acquisitions, was $10.8 million, an increase of 9.5% compared to the same period in fiscal 2006.
Cash Flow: Network Communications, Inc. generated $11.9 million in cash from operations during the fourth quarter compared to $11.1 million in the same period of fiscal year 2006. Cash paid for interest in the fourth quarter of fiscal 2007 was $1.4 million compared to $0.7 million in fiscal year 2006. Cash capital spending was $1.5 million in the 2007 fourth quarter, a decrease of $1.2 million from the $2.7 million in cash capital spending during the same period in fiscal 2006. The Company ended the quarter with a cash balance of $9.3 million.

Network Communications, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands)

	Quarter ended			Fiscal Year ended
	3/25/07	3/26/06	Change	3/25/07	3/26/06	Change

Revenue	$57,558	$51,684	11.4%	$203,739	$176,522	15.4%

Operating expenses	54,091	51,279	5.5%	185,697	165,179	12.4%

Operating profit	3,467	405	756.0%	18,042	11,343	59.1%

Other (expense) income, net:
Interest expense, net	(9,120)	(8,734)	4.4%	(28,748)	(28,560)	0.7%
Unrealized gain/(loss) on derivatives	—	3	—	(7)	6	—
Other income	55	5	—	55	5	—

Loss from continuing operations before income taxes	(5,598)	(8,321)	32.7%	(10,658)	(17,206)	38.1%

Income tax benefit	(3,033)	(3,099)	2.1%	(4,831)	(6,186)	21.9%

Net loss from continuing operations	(2,565)	(5,222)	50.9%	(5,827)	(11,020)	47.1%

Discontinued operations:
Income from discontinued operations, net of applicable income tax expense	—	16	—	9	19	-52.6%
Loss on disposal of discontinued operations of $205, net of applicable income tax benefit of $84	—	—	—	(121)	—	—

Net loss	$(2,565)	$(5,206)	50.7%	$(5,939)	$(11,001)	46.0%

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Network Communications Inc. Reports fiscal year 2007 Fourth Quarter Results—page 3

Network Communications, Inc.
EBITDA[1] Reconciliation
(unaudited, in thousands)

	Quarter ended		Fiscal Year ended
	3/25/07	3/26/06	3/25/07	3/26/06
Net loss	$(2,565)	$(5,206)	$(5,939)	$(11,001)
Loss on disposal of discontinued operations	—	—	205	—
Loss on disposal of fixed assets	—	—	37	—
Unrealized (gain) loss on derivatives	—	(3)	7	(6)
Depreciation	2,692	4,597	12,897	13,222
Amortization	4,823	4,793	15,411	15,049
Interest expense, net	9,120	8,734	28,748	28,560
Income tax benefit [2]	(3,033)	(3,088)	(4,909)	(6,172)

EBITDA[1]	$11,037	$9,827	$46,457	$39,652

[1]	We believe that EBITDA is an accurate indicator of the Company’s results because it focuses on revenue and operating costs driven by operating managers’ performance. EBITDA is used by the Company’s chief operating decision maker, its Chairman and CEO, to make decisions and to assess the Company’s performance. EBITDA is not intended to represent cash flows from operating activities and should not be considered as an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America. EBITDA as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate EBITDA in an identical manner, and therefore, is not necessarily an accurate measure of comparison between companies.

[2]	Income tax benefit reflects the net of tax expense and tax benefit attributable to continuing operations, discontinued operations and loss on disposal of discontinued operations.

Network Communications, Inc.
Revenue Summary by Area
(unaudited, in thousands)

	Quarter ended			Fiscal Year ended
	3/25/07	3/26/06	Change	3/25/07	3/26/06	Change

Revenue
Resale and new sales	$33,469	$33,542	-0.2%	$120,579	$109,978	9.6%
Rental and leasing	17,505	13,677	28.0%	59,159	51,053	15.9%
Remodeling	6,584	4,465	47.5%	24,001	15,491	54.9%

Total	$57,558	$51,684	11.4%	$203,739	$176,522	15.4%

Network Communications, Inc. Reports fiscal year 2007 Fourth Quarter Results—page 4
Conference Call
Network Communications, Inc. will host a conference call discussing its fiscal year 2007 Fourth quarter results on Thursday, June 7, 2007, at 10:00 a.m. EST. The conference call number is (888) 542-8560 if you are in the U.S., or (706) 634-8024 if you are outside the U.S. The conference ID is 3569134. Please note that a replay of the Earnings Conference Call will be available after the conference call at (888) 642-1687 in the U.S., or (706) 645-9291, if you are outside the U.S. The conference ID is 3569134. The call will be available for 10 days from the date of the call.
About Network Communications, Inc.
Network Communications, Inc. is the leading publisher of printed and online real estate information in North America. The company was acquired by Court Square Capital Partners, L.P., formerly Citigroup Venture Capital Equity Partners in January of 2005. Its magazines are read by over 12 million readers in over 650 markets and deliver more than one million leads to advertisers each month. Network Communications, Inc. assets, The Real Estate Book®, Apartment Finder / Blue Book™, Mature Living Choices®, Black’s Guide®, New Home Finder®, Enclave™, Unique Homes™, Kansas City Homes & Gardens™, Atlanta Homes & Lifestyles, Atlanta Home Improvement, At Home In Arkansas, Relocating In Las Vegas, Colorado Homes & Lifestyles, St. Louis Homes & Lifestyles, Seattle Homes & Lifestyles, and Mountain Living, include publications that millions of readers around the country turn to when looking for the latest information about the real estate and home design markets. Network Communications, Inc. is on a March fiscal year end. Online magazine content can be accessed at www.livingchoices.com. More information about NCI can be found at www.nci.com.
Statements in this release and any exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Network Communications, Inc. (“the Company”) on the date this release was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the Company’s revenue being dependent on the residential market for existing and new home sales; significant increases in paper, ink, printing plates or fuel costs; and other changes or events which impact the residential and commercial real estate markets or alter the manner in which consumers access housing related information. More information on potential risks and uncertainties is available in the Company’s recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the year ended March 25, 2007 (SEC File No. 333-134701).
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CONTACT: Gerard Parker, 770-962-7220 ext 24234, e-mail: gparker@nci.com